Exhibit 99.1
Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 1-646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Reports Second Quarter Fiscal 2015 Financial Results;
Company Promotes Alexander Shen to Chief Executive Officer

Center Valley, PA – November 14, 2014 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the naval/maritime, energy and precision industrial sectors, today reported financial results as of September 30, 2014 for the second quarter and the first six month period of fiscal year 2015.

In addition, TechPrecision has announced the promotion of Alex Shen to the position of President and Chief Executive Officer of the Company, effective November 17, 2014.

Leonard Anthony, Chairman of the TPCS Board commented, “In the short time with the company as President of the Ranor division, Alex has made significant progress in rebuilding customer and supply chain relationships, improving operating results, and implementing sound operational and fiscal management practices. Alex continues to demonstrate the capability to achieve a successful turnaround of Ranor and to position TPCS for accelerating growth. The Board unanimously believes he is the right person to lead TechPrecision going forward.”

Second Quarter Recap

“While our sales volume during the second quarter remained low relative to Ranor’s capacity, reported gross margin improved over last year’s second quarter and the first quarter of this year.  The path forward is clear in our plan to return Ranor to profitability with disciplined and sustainable actions already underway,” commented Mr. Shen. “A sharp focus on right-sizing costs and top line growth is now in place.  My personal contact with customers continues on a daily basis and we are aggressively pursuing new opportunities as well as declining opportunities which do not present a good fit for Ranor.  Improved customer diversification and new opportunities are key elements in the developing strategy and tactics being implemented to drive a recovery plan at Ranor.  Our aerospace related customers have strong demand and it appears that will be sustained for the near term. Key defense and aerospace customers continue to source Ranor for their most demanding outsourcing needs and they have embraced requested changes that enhance cash flow and help stabilize our turnaround effort.  The engagement and collaboration I have witnessed from our key customers, since arriving at Ranor in late June, demonstrates our customers’ need for Ranor to be a stable and viable player within their supply chain so they can achieve their strategic outsourcing goals.   Ranor continues to see near and long-term opportunities that fit our manufacturing model.  Our goal is to effectively capture these opportunities, execute on our manufacturing agreements, and maintain a reasonable cost structure.  I believe we are making good progress against these objectives and we will remain focused on continuous improvement moving forward.”

“The gross margin we are reporting for this second quarter demonstrates an improvement over last year as certain contract losses have now been curtailed at Ranor,” continued Mr. Shen. “Going forward, we are tasking the Ranor team to target customer orders in a volume that efficiently utilizes the production capacity at Ranor, with gross and operating margins that facilitate a return to bottom line profitability.   I also expect that certain initiatives we have in place to “do it right the first time” will continue to improve operational efficiency and utilization, reducing unplanned overtime, resulting in sustained cost reductions and efficiency gains beyond Q2.”

As previously disclosed, GT Advanced Technology’s (“GTAT”) chapter 11 bankruptcy filing, on October 6, 2014, has had the effect of placing a stay on the Company’s arbitration previously commenced with GTAT and the arbitration claim will now track through the bankruptcy proceeding as an unsecured creditor claim. While the outcome of the claim within the overall bankruptcy cannot be predicted at this point, the bankruptcy process will move more slowly than the arbitration process underway prior to October 6th.  Accordingly, management is taking steps to assure the Company’s liquidity and support a return to profitability.

Mr. Shen also stated, “Our efforts to refinance Ranor’s real estate and secure additional working capital continue.  Our goal is to build a stable capital structure and put the Company on a firm financial foundation to achieve recurring top and bottom line growth.”

Second Quarter 2014 Results

For the three months ended September 30, 2014, sales decreased 12% or $0.6 million to $4.6 million from $5.2 million in the year-ago period and decreased $1.7 million or 27% sequentially, from $6.2 million in the first fiscal quarter of 2015. Gross margin was 19.0%, or $0.9 million gross profit, in the second fiscal quarter of 2015 compared to a gross margin of 14.0%, or $0.7 million gross profit, in the same period last year. This sequentially compares with a gross profit of $0.2 million and 3.5% gross margin for the quarter ended June 30, 2014. Gross margin in any reporting period is impacted by the mix of services we provide on projects completed within that period. Selling, general and administrative expenses for the quarter ended September 30, 2014 were $1.2 million as compared to $1.5 million for the quarter ended September 30, 2013. Sequentially, selling general and administrative costs were 9% or $119,000 lower than selling, general and administrative expense reported for the quarter ended June 30, 2014.

Net loss was $(0.6) million or ($0.03) per basic and fully diluted share for the quarter ended September 30, 2014 as compared to a net loss of ($0.8) million or ($0.04) per basic and fully diluted share for the quarter ended September 30, 2013.

Six Months Year-to-Date Financial Results

For the six months ended September 30, 2014, revenue decreased $1.5 million or 12% to $10.8 million from $12.3 million for the same period last year. Revenues from the Company’s China subsidiary were $0.8 million during the first six months of fiscal 2015 compared with $0.2 million for the first half of last year. Gross margin for the first half of fiscal 2015 was $1.1 million or 10% compared to gross margin of $1.1 million or 9% for the first half of the prior year. Gross profit for the six month periods ended September 30, 2014 and 2013 were lower due to contract losses of $0.4 million and $1.5 million, respectively, recognized during the periods. Selling, general and administrative expenses for first half fiscal 2014 were $2.5 million as compared to $3.3 million for the same period in fiscal 2014, reflecting a decrease of $716,000 or 22% over the previous year. Net loss was ($1.9) million or ($0.08) per share basic and fully diluted for the year-to-date period as compared to a net loss of ($2.2) million or ($0.11) per share basic and fully diluted share for the same six month period last year.

The Company completed the first half of fiscal 2015 with a backlog of $12.9 million compared to a backlog of $22.9 million at March 31, 2014 and $17.5 million at September 30, 2013.   The backlog at March 31, 2014 included $5.5 million of purchase orders that were subsequently cancelled by a customer.

Balance Sheet

At September 30, 2014, TechPrecision had negative working capital of $3.6 million as compared with negative working capital of $2.1 million at March 31, 2014. Cash used by operations was ($1.2) million for the six months ended September 30, 2014 as compared to cash used by operations of ($0.6) million for the six months ended September 30, 2013. As of September 30, 2014, the Company had $0.8 million in cash and cash equivalents, down $0.2 million compared to the balance at March 31, 2014. Stockholders’ equity decreased 48% to $1.8 million compared to $3.5 million at March 31, 2014.

The Company anticipates conducting a conference call to discuss its fiscal third quarter financial results, scheduled to be released in mid-February.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including recurring operating losses and the availability of appropriate financing facilities impacting our ability to continue as a going concern,  our ability to change the composition of our revenues and effectively reduce operating expenses, the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

	Three Months Ended September 30		Six Months Ended September 30
	2014	2013	2014	2013
Net sales	$4,570,711	$5,195,795	$10,801,052	$12,292,487
Cost of sales	3,702,996	4,468,523	9,715,097	11,144,972
Gross profit	867,715	727,272	1,085,955	1,147,515
Selling, general and administrative	1,210,136	1,484,487	2,538,909	3,254,569
Loss from operations	(342,421)	(757,215)	(1,452,954)	(2,107,054)
Other (expense) income	(1,211)	6,985	(1,158)	(567)
Interest expense **	(458,005)	(67,646)	(618,594)	(137,773)
Interest income	75	(794)	75	2,819
Total other expense, net	(459,141)	(61,455)	(619,677)	(135,521)
Loss before income taxes	(801,562)	(818,670)	(2,072,631)	(2,242,575)
Income tax benefit (related to OCI reclassification)	(152,792)	--	(152,792)	--
Net Loss	$(648,770)	$(818,670)	$(1,919,839)	$(2,242,575)
Net loss per share (basic)	$(0.03)	$(0.04)	$(0.08)	$(0.11)
Net loss per share (diluted)	$(0.03)	$(0.04)	$(0.08)	$(0.11)
Weighted average number of shares outstanding (basic)	24,669,958	19,956,871	24,336,018	19,956,871
Weighted average number of shares outstanding (diluted)	24,669,958	19,956,871	24,336,018	19,956,871

** Includes reclassifications from other comprehensive income for cash flow hedges of ($219,359) and ($248,464) for the three and six month periods in fiscal 2015, respectively.

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$849,264	$1,086,701
Accounts receivable, less allowance for doubtful accounts of $25,010 in 2014 and 2013	2,051,843	2,280,469
Costs incurred on uncompleted contracts, in excess of progress billings	3,910,821	5,258,002
Inventories- raw materials	198,536	293,326
Income taxes receivable	8,062	8,062
Current deferred taxes	991,096	991,096
Other current assets	402,245	461,245
Total current assets	8,411,867	10,378,901
Property, plant and equipment, net	6,116,040	6,489,212
Other noncurrent assets, net	289,433	105,395
Total assets	$14,817,340	$16,973,508

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,843,494	$2,888,385
Accrued expenses	3,557,029	3,893,028
Deferred revenues	268,925	1,461,689
Debt	5,300,945	4,169,771
Total current liabilities	11,970,393	12,412,873
Long-term obligations under capital lease	32,399	38,071
Noncurrent deferred taxes	991,096	991,096
Stockholders’ Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with 1,927,508 and 2,477,508 shares issued and outstanding at September 30 and March 31, 2014;
(liquidation preference of $549,340 and $706,090 at September 30 and March 31, 2014)	524,210	644,110
Common stock -par value $.0001 per share, 90,000,000 shares authorized, with 24,669,958 and 23,951,004 shares issued and outstanding at September 30, 2014
and March 31, 2014, respectively	2,467	2,395
Additional paid in capital	6,357,823	6,105,211
Accumulated other comprehensive income (loss)	23,942	(55,097)
Accumulated deficit	(5,084,990)	(3,165,151)
Total stockholders’ equity	1,823,452	3,531,468
Total liabilities and stockholders’ equity	$14,817,340	$16,973,508

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,919,839)	$(2,242,575)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	553,587	478,902
Stock based compensation expense	132,784	214,287
Net loss on interest rate swaps	49,544	--
Provision for contract losses	(576,605)	1,427,803
Changes in operating assets and liabilities:
Accounts receivable	228,636	1,644,073
Costs incurred on uncompleted contracts, in excess of progress billings	1,347,181	(765,743)
Inventories – raw materials	94,787	1,283
Other current assets	58,999	180,499
Other noncurrent assets	(169,316)	--
Accounts payable	(44,849)	(1,295,237)
Accrued expenses	270,054	(682,920)
Deferred revenues	(1,192,764)	423,547
Net cash used in operating activities	(1,167,801)	(616,081)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(54,096)	(53,941)
Net cash used in investing activities	(54,096)	(53,941)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of debt	4,150,000	--
Repayment of debt	(3,024,498)	(875,278)
Deferred loan costs	(141,041)	--
Net cash provided by (used in) financing activities	984,461	(875,278)
Effect of exchange rate on cash and cash equivalents	(1)	1,950
Net decrease in cash and cash equivalents	(237,437)	(1,543,350)
Cash and cash equivalents, beginning of period	1,086,701	3,075,376
Cash and cash equivalents, end of period	$849,264	$1,532,026

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